Exhibit 99.1

FOR IMMEDIATE RELEASE

Forrester Research Reports Second-Quarter Financial Results And An

Increase Of $25 Million In Share Repurchase Authorization

Cambridge, Mass., July 24, 2013…Forrester Research, Inc. (Nasdaq: FORR) today announced its 2013 second-quarter financial results. The company also announced that its board of directors authorized a $25 million increase in the company’s stock repurchase program, bringing the total available repurchase authorization to approximately $80 million.

Second-Quarter Financial Performance

Total revenues were $78.2 million for the second quarter of 2013, compared with $79.1 million for the second quarter of last year. Research revenue and advisory services and other revenue both decreased 1% compared with the second quarter of last year.

On a GAAP basis, net income was $5.6 million, or $0.26 per diluted share, for the second quarter of 2013, compared with net income of $7.8 million, or $0.34 per diluted share, for the same period last year. On a pro forma basis, net income was $6.7 million, or $0.31 per diluted share, for the second quarter of 2013, which reflects a pro forma effective tax rate of 39%. Pro forma net income excludes stock-based compensation of $0.9 million, amortization of $0.6 million of acquisition-related intangible assets, reorganization costs of $0.3 million, and net investment losses of $0.1 million. This compares with pro forma net income of $8.2 million, or $0.36 per diluted share, for the same period in 2012, which reflects a pro forma tax rate of 39%. Pro forma net income for the second quarter of 2012 excludes stock-based compensation of $1.2 million, amortization of $0.6 million of acquisition-related intangible assets, $0.1 million of reorganization costs, and net investment gains of $0.1 million.

“Forrester met its revenue guidance and exceeded operating margin and earnings per share for the second quarter,” said George F. Colony, Forrester’s chairman and chief executive officer. “However, our recovery remains a work in progress and will not be without periodic setbacks. We continue to inject greater accountability, more discipline, and seasoned leadership into our organization. This maturation process will continue through the rest of this year.”

Six-Month Period Ended June 30, 2013 Financial Performance

Total revenues were $149.7 million, compared with $149.4 million for the same period last year.

On a GAAP basis, net income was $8.0 million, or $0.36 per diluted share, for the six months ended June 30, 2013, compared with net income of $11.0 million, or $0.47 per diluted share, for the same period last year.

On a pro forma basis, net income was $11.5 million, or $0.52 per diluted share, for the six months ended June 30, 2013, which reflects a pro forma effective tax rate of 39%. Pro forma net income excludes stock-based compensation of $2.7 million, amortization of $1.1 million of acquisition-related intangible assets, reorganization costs of $1.9 million, and net investment losses of $0.1 million. This compares with pro forma net income of $13.3 million, or $0.57 per diluted share, for the same period in 2012, which reflects a pro forma tax rate of 39%. Pro forma net income for the six months ended June 30, 2012, excludes stock-based compensation of $2.5 million, amortization of $1.2 million of acquisition-related intangible assets, $1.4 million of reorganization costs, and net investment gains of $0.1 million.

A reconciliation of GAAP results to pro forma results may be found in the attached financial tables.

Forrester is providing third-quarter 2013 financial guidance as follows:

Third-Quarter 2013 (GAAP):

•	Total revenues of approximately $67.0 million to $70.0 million.
•	Operating margin of approximately 3.0% to 5.0%.
•	Other income, net of approximately $0.1 million.
•	An effective tax rate of 39%.
•	Weighted average diluted shares outstanding of approximately 20.8 million.
•	Diluted earnings per share of approximately $0.07 to $0.11.

Third-Quarter 2013 (Pro Forma):

Pro forma financial guidance for the third quarter of 2013 excludes stock-based compensation expense of $1.6 million to $1.8 million, amortization of acquisition-related intangible assets of approximately $0.6 million, and any investment gains or losses.

•	Pro forma operating margin of approximately 6.5% to 8.5%.
•	Pro forma effective tax rate of 39%.
•	Pro forma diluted earnings per share of approximately $0.13 to $0.17.

Our full-year 2013 guidance as follows:

Full-Year 2013 (GAAP):

•	Total revenues of approximately $290.0 million to $298.0 million.
•	Operating margin of approximately 6.0% to 7.0%.
•	Other income, net of approximately $0.8 million.
•	An effective tax rate of 39%.
•	Weighted average diluted shares outstanding of approximately 21.5 million.
•	Diluted earnings per share of approximately $0.52 to $0.59.

Full-Year 2013 (Pro Forma):

Pro forma financial guidance for full-year 2013 excludes stock-based compensation expense of $5.7 million to $6.2 million, amortization of acquisition-related intangible assets of approximately $2.3 million, reorganization costs of approximately $1.9 million, and any investment gains or losses.

•	Pro forma operating margin of approximately 9.5% to 10.5%.
•	Pro forma effective tax rate of 39%.
•	Pro forma diluted earnings per share of approximately $0.79 to $0.86.

Quarterly Dividend

Forrester also announced today that its board of directors has approved a quarterly dividend of $0.15 per share payable September 18, 2013, to shareholders of record on September 4, 2013.

About Forrester Research

Forrester Research (Nasdaq: FORR) is a global research and advisory firm serving professionals in 13 key roles across three distinct client segments. Our clients face progressively complex business and technology decisions every day. To help them understand, strategize, and act upon opportunities brought by change, Forrester provides proprietary research, consumer and business data, custom consulting, events and online communities, and peer-to-peer executive programs. We guide leaders in business technology, marketing and strategy, and the technology industry through independent fact-based insight, ensuring their business success today and tomorrow. For more information, visit www.forrester.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, Forrester’s financial guidance for the third quarter of and full-year 2013, statements about Forrester’s plans for the repurchase of its stock, and statements about Forrester’s future financial performance and financial condition. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, Forrester’s ability to retain and enrich memberships for its research products and services, technology spending, Forrester’s ability to respond to business and economic conditions and market trends, the risks and challenges inherent in international business activities, competition and industry consolidation, the ability to attract and retain professional staff, Forrester’s dependence on key personnel, the possibility of network disruptions and security breaches, and possible variations in Forrester’s quarterly operating results. Financial guidance regarding shares outstanding and per-share amounts is based on certain assumptions that are subject to change, including as a result of the number of shares repurchased by Forrester under its announced share repurchase program. Dividend declarations are at the discretion of Forrester’s board of directors, and plans for future dividends may be revised by the board at any time. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.

The consolidated statements of income and the table of key financial data are attached.

Contact:

Michael Doyle

Chief Financial Officer

Forrester Research, Inc.

+1 617.613.6000

mdoyle@forrester.com

Jon Symons

Vice President, Corporate Communications

Forrester Research, Inc.

+ 1 617.613.6104

press@forrester.com

© 2013, Forrester Research, Inc. All rights reserved. Forrester is a trademark of Forrester Research, Inc.

Forrester Research, Inc.

Consolidated Statements of Income

(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Revenues:
Research services	$50,512	$51,072	$100,890	$100,832
Advisory services and other	27,652	28,021	48,773	48,521

Total revenues	78,164	79,093	149,663	149,353

Operating expenses:
Cost of services and fulfillment	30,786	29,828	57,813	56,766
Selling and marketing	26,789	26,267	53,846	51,400
General and administrative	8,420	8,645	17,907	18,256
Depreciation	2,302	2,255	4,662	4,248
Amortization of intangible assets	554	586	1,113	1,200
Reorganization costs	314	51	1,905	1,394

Total operating expenses	69,165	67,632	137,246	133,264

Income from operations	8,999	11,461	12,417	16,089

Other income, net	255	130	631	539
Gains (losses) on investments, net	(51)	84	(102)	143

Income before income taxes	9,203	11,675	12,946	16,771

Income tax provision	3,581	3,906	4,983	5,821

Net Income	$5,622	$7,769	$7,963	$10,950

Diluted income per share	$0.26	$0.34	$0.36	$0.47

Diluted weighted average shares outstanding	21,747	23,023	22,202	23,098

Basic income per share	$0.26	$0.34	$0.37	$0.48

Basic weighted average shares outstanding	21,256	22,583	21,781	22,660

Pro forma data (1):

Income from operations	$8,999	$11,461	$12,417	$16,089
Amortization of intangible assets	554	586	1,113	1,200
Reorganization costs	314	51	1,905	1,394
Stock-based compensation included in the following expense categories:
Cost of services and fulfillment	743	725	1,647	1,378
Selling and marketing	150	207	572	431
General and administrative	(25)	257	509	703

Pro forma income from operations	10,735	13,287	18,163	21,195

Other income, net	255	130	631	539

Pro forma income before income taxes	10,990	13,417	18,794	21,734

Pro forma income tax provision	4,286	5,233	7,330	8,477

Pro forma net income	$6,704	$8,184	$11,464	$13,257

Pro forma diluted income per share	$0.31	$0.36	$0.52	$0.57

Diluted weighted average shares outstanding	21,747	23,023	22,202	23,098

(1)	Forrester believes that pro forma financial results provide investors with consistent and comparable information to aid in the understanding of Forrester’s ongoing business, and are also used by Forrester in making compensation decisions. Our pro forma presentation excludes amortization of acquisition-related intangible assets, stock-based compensation, reorganization costs and net gains or losses from investments, as well as their related tax effects. The pro forma data does not purport to be prepared in accordance with Accounting Principles Generally Accepted in the United States.

Forrester Research, Inc.

Key Financial Data

(Unaudited, dollars in thousands)

	June 30, 2013	December 31, 2012
Balance sheet data:
Cash, cash equivalents and marketable investments	$187,553	$242,656
Accounts receivable, net	$39,785	$74,623
Deferred revenue	$136,803	$150,479

	Six Months Ended June 30,
	2013	2012
Cash flow data:
Net cash provided by operating activities	$37,231	$39,399
Purchases of property and equipment	$(1,267)	$(3,245)
Repurchases of common stock	$(92,083)	$(17,052)
Dividends paid	$(6,414)	$(6,356)

	As of June 30,
	2013	2012
Metrics:
Agreement value	$211,025	$221,555
Client retention	76%	79%
Dollar retention	89%	91%
Enrichment	95%	98%
Number of clients	2,451	2,546

	As of June 30,
	2013	2012
Headcount:
Total headcount	1,235	1,206
Research staff	442	440
Sales staff	469	437